Exhibit 10.16

English Summary of a lease agreement dated November 11, 2024 (the “Lease”) by and between Galecto Biotech ApS (“Galecto”) and Symbion A/S (the “Landlord”)

•	Leased Property: The Lease is for the purpose of office space, with its address: Ole Maaloes Vej 3, DK-2200 Copenhagen N, Denmark.

•	Term: The term started December 1, 2024 and will end on November 30, 2029.

•	Deposit: Galecto must provide a deposit equivalent to three months’ rent (DKK 25,160), excluding VAT for securing its obligations.

•	Permitted Use: The permitted use is for office space.

•	Sublease/Termination: Galecto is not permitted to sublease the property, but may terminate the lease at the beginning of a month with three months’ advance notice.

•	Rent: DKK 129,595 annually, including VAT, based on the rental area of approximately 350 square feet.